Exhibit 11.1

(“SHL Telemedicine Ltd.” or the “Company”)

CODE OF ETHICS

PURPOSE OF THIS CODE

The Company has adopted this Code of Ethics (the “Code”) in order to document the principles of conduct and ethics to be adhered to by the Company’s directors, officers and employees, and to establish mechanisms for the reporting of unethical conduct.

The Company is committed to:

●	promote honest and ethical conduct;
●	operate in a responsible manner that complies with applicable laws, rules and regulations;
●	promote avoidance of conflicts of interest;
●	promote the prompt internal reporting of violations of this Code;
●	promote a safe and healthy workplace; and
●	provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with any governing body or publicly disclosed source.

The Company requires and expects its directors and officers to provide leadership and direction with respect to these principles and standards.

RESPONSIBILITY

The Company’s Chief Executive Officer (the “CEO”) and/or the Chief Financial Officer (the “CFO”) is responsible for setting the standards of business conduct contained in the Code, as well as overseeing and monitoring compliance with the Code. Notwithstanding the foregoing, it is the individual responsibility of each director, officer, and employee of the Company to comply with the provisions of this Code and ignorance of the Code will not excuse individuals from its requirements.

The guiding principles of the Code are as follows:

1.Compliance with Laws, Rules and Regulations

Directors, officers and employees are required to comply with all applicable laws, rules and regulations, including, without limitation, those dealing with environmental compliance, confidentiality and disclosure, insider trading, discrimination and harassment, and health and safety.

2.Fair Dealings

Directors, officers and employees are required to deal fairly with the Company’s employees, security holders, customers, suppliers and competitors in a business-like manner, free from discriminatory practices, including harassment.

3.Confidentiality

Directors, officers and employees are required to maintain and protect the confidentiality of all information and materials relating to the Company which are entrusted to them, or which they receive by virtue of their position of employment with the Company. Such information may only be divulged to persons authorized to receive the information. For added clarity, confidential information may not be divulged to spouses, associates, immediate family, friends, or persons with whom the officer is connected by frequent or close association.

Directors, officers and employees must not engage in any transactions for personal profit which results or may result from confidential or non-public information which the director, officer, or employee gains by reason of their position or authority.

4.Protection of Intellectual Property and Company Assets

Directors, officers and employees are responsible for the appropriate care and protection of all corporate property associated with their duties, including exercising reasonable safeguards to prevent theft or damage. Company facilities and property, including furniture, equipment, and supplies may only be used for business purposes, and should not be removed from Company premises without authorization. Intellectual property and other proprietary information including documents or files must be similarly safeguarded and should not be removed from company premises without authorization. All ideas, methods, techniques, technical or business innovations, patents, and written or computer coded materials manifested in Company products are considered “works made for hire” and all rights are owned by the Company.

5.Computer/Communication Systems

Information and Computer Responsibility

If you have access to Company computing and communication devices, you are expected to use them in a responsible manner for the benefit of the Company. Whether you work in an Information Technology capacity, are a member of the management team or simply use computing and communication devices to do your job, you should ensure that they are used appropriately and with care. While incidental personal use may occasionally occur and is acceptable, these resources are intended for Company benefit and use.

Do not disclose your computer system passwords and/or user identification to anyone except in accordance with Company policy. You must not use personal software on Company systems and must adhere to all applicable software licensing agreements when using our computer and communication systems.

Email and the Internet

Company computer systems, data, programs and communication systems are the property of SHL. We are able to monitor and record all email, internet use and files stored in private areas of our network. You should at no time expect privacy when using our computing resources – whether you are accessing them on site or from a remote location (e.g. by employees from home). The Company reserves the right to monitor and review any material created, stored, sent or received on our network. As an employee, officer or director, you are encouraged to use the Company’s provided internet resource when it is appropriate for business purposes.  However, the infrastructure required to provide this access represents a sizeable commitment of our resources. You should avoid unnecessary and/or inappropriate internet use as it causes network and server congestion, additional costs and puts our computer resources at risk. For these reasons, you may not use the internet for personal, non-work related activities including viewing and/or distributing illegal, offensive or pornographic material.

6.Declaration of Commitment

Directors, officers and employees will be required to review and declare their commitment to the Code. Upon being hired, recruited or employed by the Company, an Officer, Director or Employee will be responsible for reviewing the code and signing and dating the declaration in the form provided in Appendix A. There will be an annual review and every year there will be a requirement to further declare whether you are aware of any breaches of the Code and to further agree to comply with the Code. Should you become aware of a potential conflict of the Code a declaration will become necessary in the form presented in Appendix B.

7.Use of Resources

Directors, officers and employees must safeguard and use the Company’s assets and resources, including opportunity, information and publication of the name of the Company, for  legitimate business purposes only and not for personal use.

8.Company Records

Directors, officers and employees are responsible to ensure the integrity of the Company’s accounting, financial, scientific and other records of the Company to ensure the full, fair, accurate and timely disclosure of financial information.

9.Duty of Loyalty

Directors, officers and employees must act honestly, in good faith, and in the best interests of the Company.

10.Duty of Care

Directors, officers and employees owe a duty of care to the Company and must exercise the degree of skill and diligence reasonably expected from an ordinary person of his or her knowledge and experience.

11.Duty to Disclose

Directors have a duty to disclose to the board of directors of the Company (the “Board”) their individual private interests, if any, in transactions in which the Company is involved or proposed to be involved. An officer must disclose such interests to the CEO and/or the Chairman of the Board.

12.Conflicts of Interest

Directors, officers and employees shall avoid situations where their individual personal interests could conflict with, or appear to conflict with, the interests of the Company and its stakeholders, and shall perform the responsibilities of their positions on the basis of what they firmly believe is in the best interests of the Company, free from the influence of personal considerations and relationships.

A conflict of interest may be real or apparent:

●	A “real conflict of interest” occurs when directors, officers or employees exercise their corporate duties, official powers or perform official duties or functions and at the same time know that in doing so there is the opportunity for personal gain.
●	An “apparent conflict of interest” occurs when a reasonably well-informed person could have a perception that a director’s, officer’s or employee’s ability to exercise their corporation duty, an official power, or perform that official duty or function, was or will be affected by that individuals’ private interests.

Examples of conflict of interests are as follows:

a.Furthering Private Interests

(i)

Employees, officers and directors should avoid any outside financial interests which might influence their corporate decisions or actions, and must not engage in such activities or transactions where the activity or transaction may be detrimental to the Company or where the activity is in substantial conflict with the proper discharge of their duties to the Company.

(ii)

If a director or officer is directly or indirectly personally interested in a proposed activity or transaction which involves the Company, or if the director or officer has discretionary decision-making power which could bring about financial benefit to the director or officer due to his or her financial holdings or business and property interests, there is potential for a conflict of interest. In these instances, at a minimum, these circumstances and these holdings should be disclosed to the CEO and the CFO. If it is determined there is a conflict of interest, the conflict must be disclosed to the Board.

b.Corporate Opportunity

(i)

Directors, officers and employees cannot divert to a third party, themselves, their spouses, their children or a private corporation controlled by any of these individuals, a maturing business opportunity that the Company is pursuing.

(ii)

A director, officer or employee of the Company whose corporate duties bring them into business dealings with a business in which they or a member of their family has a financial interest or to which they or a member of their family has an indebtedness, or a business employing a relative or close friend, must immediately:

1.	in respect of a director or officer, notify the CEO/CFO; and
2.	in respect of an employee, notify his or her immediate supervisor, who will then notify the CEO/CFO; and such business dealings may not be completed unless properly authorized by the CEO/CFO.

c.Preferential Treatment of Others

Directors, officers and employees must not assist others in their dealings with the Company if this may result in preferential treatment. A director, officer or employee who exercises regulatory, inspection, or other discretionary authority over others, must disqualify themselves from dealing with individuals where the director’s, officer’s or employee’s relationship with the individual could bring their impartiality into question.

d.Use of Corporate Property for Private Interest

Directors, officers and employees must not use corporate property to pursue private interests or the interests of a spouse, family members or a private corporation controlled by any of these individuals. Corporate property includes real and tangible items such as moneys or financial instruments, land, buildings, furniture, fixtures, equipment supplies, and vehicles and also includes intangible items such as data, computer systems, reports, information, proprietary rights, patents, trademarks, copyrights, logos, name and reputation. The Company may, through prior written approval by an appropriate person within the Company, authorize a director, officer or employee to use corporate property where doing so does not result additional costs to the Company, does not detract from a director’s, officer’s or employee’s performance of duties to the Company, and does not result in a material personal gain.

e.Dealing with Suppliers and Contractors

The Company is a valuable customer for the suppliers of goods, services and facilities. People who want to do business, or continue to do business, with the Company must understand that all purchases by the Company will be made exclusively on the basis of price, quality, service and sustainability to the Company’s needs.

“Kickbacks” and Rebates

Purchases of goods and services by the Company must not lead to employees, officers or directors, or their families, receiving any type of personal kickbacks or rebates. Employees, officer or directors, or their families, must not accept any form of “under-the-table” payment. The Company prohibits all its employees, officers and directors from making any facilitation payments directly or indirectly on behalf of the Company.

Facilitation payments are a form of bribery made for the purpose of expediting or facilitating the performance of a public official for a routine governmental action, and not to obtain or retain business or any improper business advantage.

f.Accepting Significant Gifts, Benefits and Entertainment

Directors, officers and employees must not solicit or accept benefits, entertainment or gifts in exchange for or as a condition of the exercise of duties or as an inducement for performing an act associated with the director’s, officer’s or employee’s duties or responsibilities to the Company except within the guidelines set forth below.

Directors, officers and employees generally may accept gifts, hospitality or other benefits associated with official duties and responsibilities if such gifts, hospitality or other benefits:

●	are within the bounds of propriety, a normal expression of courtesy, or within the normal standards of hospitality;
●	are advertising and promotional materials, clearly marked with the company or brand names;
●	would not bring suspicion on the employee’s objectivity and impartiality; and
●	would not compromise the integrity of the Company.

An improper gift or benefit should be returned to the person offering it as soon as practicable. If there is no opportunity to return an improper gift or benefit, or where the return may be perceived as offensive for cultural or other reasons, the gift must immediately be disclosed and turned over to the Chief Financial Officer who will attend to a suitable disposition of the item.

g.	Working Relationships

Directors, officers or employees and individuals who are direct relatives or who permanently reside together may not be employed or hold office in situations where:

●	a reporting relationship exists where a director, officer or employee has influence, input or decision-making power over the relative or cohabitant’s performance evaluation, salary, special permissions, conditions of work or similar matters; and
●	the working relationship affords an opportunity for collusion between the individuals that could have a detrimental effect on the Company’s interest.

This restriction may be waived if the CEO is satisfied that sufficient safeguards are in place to ensure that the interests of the Company are not compromised.

13.	International Operations

Corporate employees, officers and directors operating outside of Israel have a special responsibility to know and obey the laws and regulations of countries where they act for the Company.

14.	Compliance with the U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) and similar laws in other countries that apply to the Company prohibit promising, authorizing or giving anything of value, directly or indirectly, to a non- U.S. government official to influence the misuse of the official’s position or secure an improper advantage in an effort to win or retain business. A non-U.S. government official is defined broadly and can be any official or employee of any non-U.S. government department, agency or state-owned company; officers or employees of public international organizations (such as the United Nations); any non-U.S. party officials or political candidates. Also, international anti-corruption laws, such as the UK Bribery Act, make it a crime to offer or pay bribes or kickbacks to private parties as well  as government officials.

The prohibition under the FCPA is very broad, and covers:

●	Cash payments;
●	Non-cash “payments”, benefits and favours; and
●	In certain circumstances, even gifts, entertainment and hostel travel or training which would otherwise be deemed legitimate business expenditures.

The FCPA prohibits these payments whether they are made directly or indirectly through third parties, such as agents, consultants, channel partners, resellers, or other representatives and affiliates of the Company where the Company has majority ownership, including joint ventures and special purpose vehicles and other entities over which the Company possesses corporate control, regardless of whether such payments or benefits are actually paid or given.

In other words, a “willful blindness” to a suspected improper payment or a mere promise of something improper can be the basis for a violation of the FCPA.

The FCPA also requires the Company to maintain internal accounting controls and keep books and records that accurately reflect all transactions and the disposition of assets, which includes but is not limited to an obligation to keep accurate records regarding gifts, entertainment and/or travel provided to foreign officials.

Bribes

All employees, officers and directors of the Company must not engage in any form of bribery, to any government official, private party or any third party (such as an agent or third party intermediary) either directly or indirectly.

15.	Health Safety and Environmental Protection

Directors, officers and employees must pay due regard to the health and safety of its employees, officers and directors and others and to the state of the environment, including full compliance with federal, provincial, state and local workplace safety and environmental laws which through various governmental agencies regulate both the physical safety of employees, officers and directors as well as exposure to conditions in the workplace. Should you be faced with an environmental health issue or have a concern about workplace safety, you should contact your supervisor or notify management immediately. We must be aware of the laws and penalties for non-compliance in the countries in which we operate, including the laws of regional and local governments and their potentially complex legislation to ensure we comply with the laws and protect the health and safety of employees, or the general interests of the public, to the prevention of pollution and the protection of the environment.

These laws often provide penalties both for the companies involved and executive personnel in the event of violations.

16.	Violations of Standards

If a director, officer or employee finds him or herself in a conflict of interest, or in violation of the Code, their duties are as follows:

●	If the individual involved is an employee:
o	The individual must immediately notify his or her immediate superior.
o	If the conflict or violation cannot be avoided or resolved by the individual and his or her respective superior, the individual must advise the CEO.
●	For non-executive officers, the CEO may, in appropriate circumstances as he or she determines using best judgment, waive a conflict or violation of the Code. Any such waivers must be reported to the CFO at their next meeting.
●	For officers of the Company, only the Board may waive a conflict or violation.
●	If the individual involved is a director:
o	The individual must immediately notify the Chairman of the Board. The Chairman will advise the chairman of the Nominating and Governance Committee and/or a non-executive director if no committee is in place at that time.
o	If the conflict or potential conflict cannot be avoided or resolved:
●	the Chairman will advise the remainder of the Board to discuss a resolution; and
●	the director must abstain as the case may be, from any vote or meeting in connection with the subject of the conflict.
17.	Reporting of Illegal or Unethical Behavior

A director has a duty to report to the Board, and an officer or an employee has a duty to report to the CEO, any activity which:

●	he or she believes contravenes the law;
●	represents a real or apparent conflict of interest or a breach of this Code;
●	represents a misuse of the Company’s funds or assets;
●	represents a danger to public health, safety, or the environment; or
●	might result in a failure by the Company to provide full, fair, accurate and timely disclosure of financial results and material facts.

The Company will not tolerate any form of retaliation against individuals who submit reports or complaints in good faith regarding suspected violations of the Code.

18.Waiver of the Code

Subject to provisions in Section 15 of this Code, any waiver of the Code for the benefit of a director or officer may be granted only by the Board, or a committee of the Board duly authorized to do so.

Any waivers will be promptly disclosed as required by law or stock exchange regulations applicable to the Company, and will be reported to the CEO/CFO at its next meeting.

This Code was adopted by the Board on March 6, 2023.